Exhibit 10.40

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

August 18, 2024

PERSONAL AND CONFIDENTIAL

Rachelle Jacques [***]

Re: Separation Agreement

Dear Rachelle,

This letter confirms your separation from employment with Akari Therapeutics, plc (the

“Company”). This letter also proposes an agreement between you and the Company. Entitlements and Obligations

Your employment with the Company ended on May 1, 2024 (the “Separation Date”). By signing below you acknowledge that the Company has:

•
paid you all salary accrued to you through the last day of your employment;
•
paid you for all accrued but unused vacation time due to you through the last day of your employment;
•
provided you with the right to continue group health plan coverage after your employment ends under the law known as “COBRA,” which will be described in a separate written notice;
•
reimbursed you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the end of your employment;

•
acknowledged your continuing right to indemnification and directors’ and officers’ liability insurance coverage pursuant to Section 4.9 of your Executive Employment Agreement dated as of February 28, 2022 (the “Employment Agreement”); and
•
paid you all compensation in lieu of notice in accordance with Section 5.5 of your Employment Agreement.

For your part, you are subject to continuing obligations under your Employment Agreement, including your obligations to maintain the confidentiality of Company confidential information, return Company documents and other property and restrictive covenant obligations. A copy of the

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Exhibit 10.40

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

Employment Agreement is enclosed as Exhibit B.

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Agreement

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including resolving all differences and disputes and releasing the Company and related persons or entities from any claims and permitting you to receive certain Settlement Payments and Equity terms, all as described herein.

You acknowledge that you are entering into this Agreement knowingly and voluntarily. It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. By proposing and entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1.
Separation from Employment

Your employment with the Company ended effective on the Separation Date. The Settlement Payment (Section 2), the Equity provisions (Section 3) and the other terms set forth herein are being provided to you as part of an agreement between you and the Company to settle fully and finally all issues and/or differences between you and the Company, including without limitation regarding your employment with the Company and any other matters with respect to the Company including any claims related to the Employment Agreement. For the avoidance of doubt, by entering into this Agreement you are waiving any right you had or may have had to payments, benefits or acceleration, other than as specifically set forth herein.

You confirm that you resigned from any and all other positions that you held with the Company as an officer, director or otherwise effective on the Separation Date (except that your resignation as a director was effective May 7, 2024). You acknowledge that you were fully paid for all wages then due to you. If you apply for unemployment compensation benefits under state law, the Company shall not dispute your eligibility for such benefits. This shall not affect the Company’s obligation to respond truthfully to governmental agency requests for information related to unemployment compensation eligibility.

You must immediately cease holding yourself out as a current employee of the Company in all forums and on all platforms including but not limited to, LinkedIn. Notwithstanding the foregoing and subject to Sections 8 and 9 below, you may continue to truthfully reference your professional history with the Company.

2.
Settlement Payment

In exchange for you entering into, not revoking and complying with this Agreement:

(a)
One-Time Payment. The Company shall pay you an amount equal to the gross amount of

$450,000 (“Settlement Payment”). The Company shall pay you the Settlement Payment the earlier of (i) within thirty (30) days of the closing date of the transactions contemplated by that certain

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Agreement and Plan of Merger, by and among Akari Therapeutics, plc, Peak Bio, Inc. and Pegasus

Merger Sub, Inc., dated as of March 4, 2024 (the “Closing Date”), and (ii) December 2, 2024.

(b)
Tax Treatment. The Company shall make deductions, withholdings and tax reports with respect to payments under this Agreement that it reasonably determines to be required. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

3.
Equity

In exchange for you entering into, not revoking and complying with this Agreement and notwithstanding anything to the contrary in any other policy, plan or agreement, you and the Company agree as follows:

(a)
Stock Options. You shall have the right to exercise any and all options that you hold to purchase ordinary shares, nominal value of $0.0001 per share (the “par value”) of the Company (“Ordinary Shares”) that vested on or before the Separation Date (the “Vested Options”), pursuant to and subject to the terms of any and all applicable stock option plans and agreements. You acknowledge and agree that all options that you hold to purchase Ordinary Shares that were unvested on the Separation Date (the “Unvested Options”) have been forfeited and are no longer in effect.
(b)
Vesting and Forfeiture of Restricted Stock Units (“RSUs”). You and the Company hereby acknowledge and agree that as of the Separation Date all outstanding unvested RSUs held by you were held in abeyance pending resolution of this Separation Agreement and, effective as of the Effective Date, (i) vesting of a portion of your RSUs representing 276,000,000 Ordinary Shares of the Company) (the “Accelerated Ordinary Shares”) accelerated in full and (ii) a portion of your RSUs representing 482,250,000 Ordinary Shares were forfeited in its entirety for no consideration. The Company shall provide that the Accelerated Ordinary Shares shall be “net settled” for required withholding taxes and remit the required taxes to the taxing authorities in accordance with applicable law. You agree to promptly pay the par value for the resulting “net” number of Ordinary Shares upon which you will receive the corresponding number of Company American Depository Shares (“ADSs”)(such ADSs the “Accelerated ADSs”). The Company’s calculation of the “net” number of Ordinary Shares, par value to be paid and the resulting number of ADSs described in this paragraph and paragraph (c)(i) below will be provided to you prior to your execution of this Agreement.
(c)
Previously-Vested RSUs; Private Placement Transaction.
(i)
Previously-Vested RSUs. Pursuant to RSUs which vested prior to the Separation Date, you were issued 14,000 ADSs and were recently issued or will be issued Ordinary Shares representing 15,418 ADSs and 52,295 ADSs, respectively. No par value or taxes are due with respect to the 14,000 ADSs. The par value but not the withholding taxes has been paid with respect to the 15,418 ADSs; the par value and

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withholding taxes are due with respect to the 52,295 ADS. The Company shall provide

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that the Ordinary Shares with respect to the 15, 418 ADSs and the 52,295 ADSs will be “net settled” for required withholding taxes and will remit those required taxes to the taxing authorities. You agree to promptly pay the par value for the resulting “net” number of Ordinary Shares (with appropriate credit for the par value you previously paid with resect to the 15,418 ADSs) upon which you will receive the corresponding number of ADSs (such ADSs, together with the 14,000 ADSs referred to above, the “Private Placement ADSs”).

(ii)
Private Placement. The Company will offer you the opportunity to engage in a private placement transaction (the “Private Placement Transaction”) under which the Company would purchase the Private Placement ADSs from you. The terms and conditions of the Private Placement Transaction shall be negotiated and agreed to by you and the Company in good faith.

(d)
Lock Up. During the period beginning on August 18, 2024 through and including August 19, 2025 (such period, the “Lock-Up Period”), you will not, without the prior written consent of the Company, directly or indirectly, (i) offer, sell, assign, transfer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer, or announce the intention to otherwise dispose of or transfer, any of the Accelerated ADSs or the Private Placement ADSs (together, the “Shares”), (ii) enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, directly or indirectly, the economic risk of ownership of the Shares, or (iii) engage in any short selling of the Shares. The restrictions set forth in this Section 3(d) shall not apply to

(1) the Private Placement Transaction; (2) any transfers to any stockholder, partner or member of, or owner of a similar equity interest in, you, as the case may be, if, in any such case, such transfer is not for value, (3) any transfer made by you to another corporation, partnership, limited liability company or other business entity so long as the transferee is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the Investor and such transfer is not for value, or (4) the transfer of Shares pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s common stock involving a change of control of the Company (including, without limitation, the entry into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of common stock or other such securities in favor of any such transaction, or vote any securities in favor of such transaction); provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Shares shall remain subject to the restrictions contained in this Agreement. For purposes of this Agreement, “change of control” shall mean the consummation of (1) any bona fide third-party tender offer approved by the board of directors of the Company, for any and all of the Company’s outstanding voting securities or (2) any merger, consolidation or other similar transaction, in one transaction or a series of related transactions, in each case, approved by the board of directors of the Company and the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of at least 50% of the outstanding voting securities of the Company; provided, further, that a “change of control” shall not include the transactions contemplated by that

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certain Agreement and Plan of Merger, by and among Akari Therapeutics, plc, Peak Bio, Inc. and Pegasus Merger Sub, Inc., dated as of March 4, 2024.

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4.
Continuing Obligations

You acknowledge that your obligations under the Employment Agreement shall continue in effect, including without limitation your obligations to maintain the confidentiality of Confidential Information as defined in the Employment Agreement, to return documents and other property of the Company.

5.
Return of Property

You confirm that you have, or within five business days of execution of this Agreement will have, returned to the Company all Company property, including, without limitation, computer equipment, keys and access cards, credit cards and any documents (including electronic documents as well as hard copies) containing information concerning the Company, its business or its business relationships. You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Separation Date. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

6.
Confidential Information

You understand and agree that you have been employed in a position of confidence and trust and have had access to information concerning the Company that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (“Confidential Information”). Confidential Information includes, without limitation, confidential financial information; business forecasts; inventions; improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; confidential software; marketing or sales information or plans; customer lists; and business plans, prospects and opportunities. You agree that you shall not use or disclose any Confidential Information at any time without the written consent of the Company.

7.
Releases of Claims
(a)
Your Release of Claims. In consideration for, among other terms, the Settlement Payment, the Equity provisions and other terms set forth in this Agreement to which you acknowledge you would not be entitled absent this Agreement, including the release of claims, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Released Parties”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Released Parties. This release includes, without limitation, your release of all Claims:

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•
relating to your employment by and termination of employment with the Company;
•
of wrongful discharge or violation of public policy;
•
of breach of contract;
•
of defamation or other torts;
•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964) and Massachusetts General Laws Chapter 151B
•
under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Family and Medical Leave Act and the Massachusetts Family and Medical Leave Law);
•
for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, regardless of whether based on the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or any other law or agreement; and
•
for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

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provided, however, that this release shall not affect your rights under this Agreement or under any “employee benefit plan,” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act, 29 U.S.C. §1002(3).

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Released Parties with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

(b)
Release of the Company’s Claims. In consideration for, among other terms, your release of Claims pursuant to the preceding subsection, the Company voluntarily releases and forever discharges you generally from all Claims that, as of the date when the Company signs this Agreement, the Company has, ever had, now claims to have or ever claimed to have had against you, including, without limitation, all Claims relating to your employment by and termination of employment with the Company; provided that the Company does not release you from any civil Claim that is based on conduct that also satisfies the elements of a criminal offense (“Excepted Claim”). The undersigned Company representative has no knowledge or reason to believe that the Company has any Excepted Claim against you. If any Released Party hereafter initiates any form of litigation against you based on any Claim that arose before the Company signed this Agreement, your release of that Released Party pursuant to the preceding subsection shall be of no further force or effect; provided that this shall not affect your release of other Released Parties.
8.
Confidentiality of Agreement-Related Information

You agree, to the fullest extent permitted by law and subject to Section 12 of this Agreement, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means any allegations of wrongful conduct by the Company or any of its representatives, the negotiations leading to this Agreement and the existence and terms of this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only provided that they first

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agree for the benefit of the Company to keep Agreement-Related Information confidential. You represent that during the period since this Agreement was proposed to you, you have not made any disclosures that would have been contrary to the foregoing obligation if it had then been in effect. Nothing in this section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

9.
Non-Disparagement

Subject to Section 12 of this Agreement, you agree to comply with your, and the Company agrees to comply with its, obligations under Section 11 (Non-Disparagement) of the Employment Agreement.

10.
Representations Concerning Affiliation with the Company and Activities for the Company

You shall not represent that you are employed by, engaged as a consultant for or in any other service relationship (collectively, an “Affiliation”) with the Company or any of its affiliates. Without limiting the foregoing, you shall ensure that at no time will your resume, CV, social media profiles and pages (including without limitation any LinkedIn or Facebook profile), website, email signature or business card indicate that you have any Affiliation with the Company or any affiliate. In addition, you agree that any statements that you make in social media, in resumes and otherwise about your activities on behalf of the Company and any affiliates shall be fully accurate.

11.
Future Cooperation

Subject to Section 12, the provisions of Section 6 (Cooperation) of the Employment Agreement shall continue to apply as if set forth in full herein.

12.
Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or

(v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a

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communication that was subject to the attorney-client privilege (unless disclosure of that

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information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

13.
Other Provisions
(a)
Termination of Payment Obligation or Return of Payments. If you materially breach any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to you under Section 2 and forfeit the acceleration rights under Section 3(a) of this Agreement. To the extent that any such amounts have been paid or accelerated, you shall return any such amounts to the Company. The termination of such payments in the event of your breach will not affect your continuing obligations under this Agreement.
(b)
Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.
(c)
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
(d)
Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
(e)
Jurisdiction; Jury Trial Waiver. You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper. Each party to this Agreement irrevocably waives any and all rights

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to a trial by jury in any legal proceeding arising out of or relating to this Agreement.
(f)
Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 5–11 not including the Release of Claims (the “Specified Sections”). You further agree that money damages would be an inadequate remedy for any breach of any of the Specified Sections. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under any of the Specified Sections, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.
(g)
Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.
(h)
Entire Agreement. This Agreement constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company, including without limitation, any offer letter or employment agreement, any agreement with respect to equity, bonuses or commissions, or any previously proposed severance arrangement; provided, however, that any obligations and provisions under the Employment Agreement specifically preserved in this Agreement and the Company’s equity plan(s) and the agreements related to your awards shall remain in full force and effect subject to the terms of this Agreement.
(i)
Authorization; No Conflicts; Enforcement. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Company do not and will not conflict with or violate any agreement to which the Company is a party or by which any property or asset of the Company is bound or affected. In the event the Company breach or proposes to breach this Agreement, you shall be entitled, in addition to all other remedies you may have, to injunctive or other appropriate equitable relief, and to reimbursement of reasonable attorneys fees and costs incurred by you in enforcing this Agreement.
(j)
Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. By entering into this Agreement, you acknowledge that you have been given the opportunity to consider this Agreement for forty five (45) days from your receipt of this Agreement before signing it (the “Consideration Period”) and have also been provided the information included as Exhibit A. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement or DocuSign so that it is received by the Company or its counsel at Goodwin Procter, LLP at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to

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Jennifer Merrigan Fay at Goodwin Procter, LLP, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This Agreement

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shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

(k)
Successors. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Agreement shall be binding upon you and inure to your benefit and to the benefit of your successors (including your estate in the event of your death prior to receipt of all amounts due under this Agreement.
(l)
Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.

[Signature Page Follows]

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Sincerely,

AKARI THERAPEUTICS, PLC

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By: /s/ Dr. Raymond Prudo, M.D.
Dr. Raymond Prudo, M.D. Board Chair	Date

Enclosure - Employment Agreement

You are advised to consult with an attorney before signing this Agreement and you have, in fact, been represented by counsel in connection with this Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

By: /s/ Rachelle Jacques
Rachelle Jacques	Date

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Exhibit A Decisional Unit Description

Selected Roles
Title	Age
Chief Executive Officer	52
Chief Medical Officer	71
Chief Operating Officer	54
Associate Director, Clinical Operations	45
Clinical Project Manager	48
Senior Clinical Trial Associate/TMF Specialist	37
Business Development Analyst	35
Director, People Experience	30

Non-Selected Roles
Title	Age
Chief Scientific Officer	55
Head of CMC	57
UK Finance Director	58
Senior Preclinical Development Scientist	47

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Exhibit B

See attached.

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